OPPENHEIMER MIDCAP FUND

                   CERTIFIED BOARD RESOLUTIONS


     The undersigned, the duly elected, acting and qualified Secretary of the above referenced funds (the "Funds") does hereby certify that the resolutions set forth below were duly adopted and approved at a meeting of the Board of Trustees or Directors, as applicable, of the Funds held on August 5, 1997:


     "RESOLVED, that Andrew J. Donohue and Robert G. Zack be, and each of them hereby is, appointed the attorney-in-fact and agent of Bridget A. Macaskill, the Chairman of the Board and President (Principal Executive
     Officer) of the Funds, Andrew J. Donohue, the Secretary of the Funds, and George C. Bowen, the Treasurer (Principal Financial and Accounting
     Officer) of the Funds, with full power of substitution and resubstitution, to sign on the behalf of such officers of each of the Funds any and all Registration Statements (including any post-effective amendments to such Registration Statements) under the Securities Act of 1933 and the Investment Company Act of 1940 and any amendments and supplements thereto, and other documents in connection thereunder, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and be it further

     RESOLVED, that Andrew J. Donohue and Robert G. Zack be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Funds, to take such additional action and to execute and deliver such additional documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolution, the authority for the taking of such action and the execution and delivery of such documents and instruments to be conclusively evidenced thereby."

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 5th day of August, 1997.


/s/ Andrew J. Donohue
____________________
Andrew J. Donohue

powers\midcap.res